Exhibit 5.1 (313) 465-7000 Fax: (313) 465-8000 www.honigman.com

September 28, 2012

Neogen Corporation

620 Lesher Place

Lansing, Michigan 48912

Ladies and Gentlemen:

We have acted as counsel to Neogen Corporation, a Michigan corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 1,750,000 of the Company’s Common Shares, par value $0.16 per share (the “Common Shares”), issued or to be issued pursuant to the Neogen Corporation 2011 Employee Stock Purchase Plan (the “ESPP”) or the Amended and Restated Neogen Corporation 2007 Stock Option Plan (the “Option Plan”, and together with the ESPP, the “Plans”).

Based on our examination of such documents and other matters as we deem relevant, it is our opinion that (1) Common Shares to be offered by the Company under the Plans pursuant to the Registration Statement are duly authorized, and (2) when issued and sold by the Company in accordance with the Plans and the awards thereunder, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under the Securities Act.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

c:      KJP/CTM/RZK

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506

(313)465-7000

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